Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Ron Klawitter	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5295	(206) 729-3625
KEY TRONIC CORPORATION ANNOUNCES RESULTS
FOR THE SECOND QUARTER OF FISCAL YEAR 2015

Recent Acquisition Contributing to Growth, New Customer Wins and Revenue Diversification;
Expect Continued Improvements in Operating Efficiencies and Profitability
Spokane Valley, WA— January 27, 2015 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the three months ended December 27, 2014. The Company's results were in-line with its previous guidance.
For the second quarter of fiscal year 2015, Key Tronic reported total revenue of $114.3 million, up 46% from $78.3 million in the same period of fiscal year 2014. Results for the second quarter of fiscal year 2015 include approximately $39 million in revenue from CDR Manufacturing, Inc. (dba Ayrshire Electronics), which was acquired on September 3, 2014. For the first six months of fiscal year 2015, total revenue was $200.7 million, compared to $156.2 million in the same period of fiscal year 2014.
As expected, the Company had a strong sequential improvement in operating efficiencies. For the second quarter of fiscal year 2015, gross margin was 8% and operating margin was 2%, up from 5% and (2%), respectively, in the first quarter of fiscal year 2015.
Net income for the second quarter of fiscal year 2015 was $1.6 million or $0.14 per share, which included a R&D tax benefit of approximately $0.02 per share. This compares to net income of $3.1 million or $0.27 per share for the second quarter of fiscal year 2014, which included a benefit of $1.5 million or $0.13 per share due to a change in Mexican tax law. For the first six months of fiscal year 2015, net income was $103,000 or $0.01 per share, compared to $4.8 million or $0.43 per share for the same period of fiscal year 2014.
“We’re pleased to see our recent acquisition of Ayrshire continue to make significant contributions to our progress by expanding our capabilities, revenue and customer base,” said Craig Gates, President and Chief Executive Officer. “At the end of the second quarter of fiscal year 2015, we were generating revenue from 164 distinct customers, up from 57 customers a year ago.”
“At the same time, we continue to see a robust pipeline of potential new business and have further diversified our future revenue base during the second quarter by winning new customer programs involving consumer products, commercial printers and gaming equipment. Moreover, Ayrshire customers continue to award us with additional business because of our combined capabilities and global logistics. Moving into the third quarter of fiscal year 2015, we expect to see increased operating efficiencies and profitability, as our new programs continue to grow and our product mix and margins return to normal patterns.”

Business Outlook
For the third quarter of fiscal year 2015, the Company expects to report revenue in the range of $108 million to $116 million, and earnings in the range of $0.13 to $0.18 per diluted share. These expected results assume an effective tax rate of 35%.
Conference Call
Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 888-576-4398 or +1-719-325-2432 (Access Code: 6875821). A replay will be available by calling 888-203-1112 or +1 719-457-0820 (Access Code: 6875821). A replay will also be available on the Company’s Web site.
About Key Tronic
Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world's leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.
Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company's statements regarding its expectations with respect to quarterly revenue and earnings during fiscal year 2015. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the future of the global economic environment and its impact on our customers and suppliers, the availability of parts from the supply chain, the accuracy of customers' forecasts; success of customers' programs; timing of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and the other risks and uncertainties detailed from time to time in the Company's SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 27, 2014	December 28, 2013	December 27, 2014	December 28, 2013
Net sales	$114,311	$78,250	$200,653	$156,224
Cost of sales	105,072	71,300	187,176	142,652
Gross profit	9,239	6,950	13,477	13,572
Research, development and engineering expenses	1,297	1,421	2,633	2,767
Selling, general and administrative expenses	5,425	3,163	10,032	5,979
Total operating expenses	6,722	4,584	12,665	8,746
Operating income	2,517	2,366	812	4,826
Interest expense, net	404	16	593	38
Income before income taxes	2,113	2,350	219	4,788
Income tax provision (benefit)	487	(764)	116	(31)
Net income	$1,626	$3,114	$103	$4,819
Net income per share — Basic	$0.15	$0.30	$0.01	$0.46
Weighted average shares outstanding — Basic	10,552	10,530	10,550	10,519
Net income per share — Diluted	$0.14	$0.27	$0.01	$0.43
Weighted average shares outstanding — Diluted	11,471	11,354	11,442	11,330

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 27, 2014	June 28, 2014
ASSETS
Current assets:
Cash and cash equivalents	$201	$5,803
Trade receivables, net	68,511	49,658
Inventories	71,365	55,634
Deferred income tax asset	5,711	935
Other	13,576	11,186
Total current assets	159,364	123,216
Property, plant and equipment, net	29,984	23,596
Other assets:
Deferred income tax asset	2,460	3,325
Goodwill	9,957	1,740
Other intangible assets	7,620	2,071
Other	1,247	2,712
Total other assets	21,284	9,848
Total assets	$210,632	$156,660
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$42,945	$32,459
Accrued compensation and vacation	7,429	7,562
Current portion of debt	5,000	7,853
Other	8,539	4,293
Total current liabilities	63,913	52,167
Long-term liabilities:
Term loan - long term	28,750	—
Revolving loan	11,992	—
Deferred income tax liability	3,706	270
Other long-term obligations	3,462	578
Total long-term liabilities	47,910	848
Total liabilities	111,823	53,015
Shareholders' equity:
Common stock, no par value—shares authorized 25,000; issued and outstanding 10,552 and 10,547 shares, respectively	44,562	44,151
Retained earnings	57,194	57,091
Accumulated other comprehensive (loss) income	(2,947)	2,403
Total shareholders' equity	98,809	103,645
Total liabilities and shareholders’ equity	$210,632	$156,660

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